Exhibit 10.23

RENTAL PROGRAM MANAGEMENT AGREEMENT

This Agreement dated as of the_________________ , day of                  , 20 .

BETWEEN:

                 (the “Owner”)

AND:

Awaysis Capital, Inc.

3400 Lakeside Drive, Suite 100, Miramar FL 33027

(the “Manager”)

“Unit #”: _____________ “Strata #”:_________________

“Commencement Date”: Starting from closing date:______________________________ , 20 .

WHEREAS:

A. The Owner is the owner of the Unit and a member of the Strata Corporation (as defined herein);

B. The Owner has the full right, title, power and authority to offer the Unit for rental and desires to appoint the Manager as its agent for the rental of the Unit upon the terms and conditions hereinafter set forth; and

C. The Manager has agreed to become the Owner’s agent in respect of the management of the rental of the Unit on the terms and conditions contained in this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

CONFIDENTIAL & PROPRIETARY ARTICLE 1

ARTICLE 1

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the following meanings:

(a)	“Adjusted Gross Revenue” means the Gross Revenue less the Credit Card Commission, any Reservation System/Affiliation Fee (if applicable), booking commissions to travel agents and wholesalers, all services tax and charges, hotel tax and other applicable taxes payable with respect to the rental of the Unit;

(b)	“Capital Reserve Fund” means the fund established pursuant to section 3.5, which fund will be comprised of the Owner’s Share, calculated on a daily basis, of an amount equal to 2 1/2% of daily Adjusted Gross Revenue, subject to 3.5(2);

(c)	“Credit Card Commission” means a percentage established by the credit card company from time to time of Gross Revenue paid by credit card;

(d)	“Development” means the Awaysis Casamora Development, comprising Strata Plan No.62 in which the Unit is located;

(e)	“Gross Revenue” means all amounts collected by the Manager in connection with the rental of the Unit pursuant to this Agreement, except for monies paid for specific services, such as Owner’s Departure Cleaning Charge, Telephone Fee, valet and special housekeeping charges, payment for water sport tickets, viewing movies, vending machine use, coin-operated laundry and any other services which the Manager may provide in addition to the rental of the Unit;

(f)	“Management Fee” means the management fee payable to the Manager, as described in section 4.1;

(g)	“Owner’s Annual Interior Deep Cleaning Charge” means the annual fee charged by the Manager to the Owner in respect of the annual interior deep cleaning of the Unit provided by the Manager in accordance with section 5.2;

(h)	“Owner’s Departure Cleaning Charge” means the fee charged by the Manager to the Owner during a period of personal use of the Unit by the Owner, in accordance with section 7.3;

(i)	“Owner’s Net Rental Revenue” means the Adjusted Gross Revenue less the Management Fee, Owner’s Departure Cleaning Charge, Owner’s Annual Interior Deep Cleaning Charge (in each case as applicable), monthly Telephone Fee and other amounts deductible from Owner’s Net Rental Revenue as provided for in this Agreement;

(j)	“Rental Program” means the rental management arrangement in respect of the Unit undertaken by the Manager in accordance with this Agreement;

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(k)	“Rental Program Account” means the account or accounts maintained by the Manager in accordance with section 3.1;

(l)	“Reservation System/Affiliation Fee” means a fee charged by the Manager to recover from the Owner a portion of any amount payable in respect of franchise, affiliation, reservation system or other similar service arrangements engaged in or entered into by the Manager at the request of the Owner and the owners of the Strata Lots in a rental program similar to the Rental Program;

(m)	“Season” means the Summer Season or the Winter Season, as the case may be;

(p)	“Summer Season” means each period from and including June 1st to and including October 31st during the Term;

(q)	“Term” means the term of this Agreement, as determined in accordance with section 2.4; and

(r)	“Winter Season” means each period from and including November 1st to and including May 30th during the Term.

ARTICLE 2

APPOINTMENT, RENTAL PROGRAM, USE, TERM AND TERMINATION

2.1 Appointment. The Owner hereby appoints the Manager as its exclusive agent to manage the rental of the Unit in accordance with the terms and conditions set out in this Agreement, and the Manager hereby accepts such appointment. The appointment pursuant to this section 2.1 includes the right to make available all rights appurtenant to the Unit to use all limited common property for the use of the Unit (whether alone or in common with other Strata Lots within the Development) and the common property of the Development, subject to any rules, regulations and bylaws of the Strata Corporation.

2.2 Rental Program. The Owner acknowledges and agrees that the Manager will manage the rental of the Unit in accordance with this Agreement and the Rental Program. The Owner hereby irrevocably covenants and agrees to be bound before and after termination of this Agreement by the rental bookings of the Unit made by the Manager in accordance with this Agreement and the Rental Program. The Owner will indemnify and save the Manager harmless from all claims, damages and costs in connection with any failure of the Owner, or anyone claiming under or on behalf of the Owner, to comply with such rental bookings.

2.3 Use. The Unit will be rented for short term vacation use only in accordance with this Agreement and will not be used for any other purpose except in accordance with arrangements agreed to in advance between the Owner and the Manager. Any use of the Unit will comply with all applicable laws and the bylaws, rules and regulations of the Strata Corporation.

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2.4 Term. The term of the appointment of the Manager will be the period from and including the Commencement Date to and including April 30th, 2035. The term of the appointment will continue thereafter for successive seven year periods unless terminated by either party upon expiration. The agreement may be terminated by Owner upon 30 day notice if Owner elects to use the unit full time or not make it available for rental, however, if Owner elects to rent the unit at any time, Owner shall enter into a new agreement on the same terms and conditions with Management Company (to be formed).

ARTICLE 3

RENTAL PROGRAM ACCOUNT AND OWNER’S EXPENSES

3.1 Rental Program Account. The Manager will maintain an account or accounts in respect of the Rental Program in a financial institution qualified to engage in the banking business. The Manager will receive and disburse amounts in respect of the Rental Program from the Rental Program Account. The obligation of the Manager to disburse funds and carry out the obligations imposed by this Agreement is conditional upon sufficient funds being available from the Gross Revenue or from the Owner’s resources.

3.2 Payment to Owner. The Manager will pay to the Owner the Owner’s Net Rental Revenue then in the Rental Program Account less deposit for three (3) months CAM charges and one (1) month reserve for direct expenses on a quarterly basis. Such payment will be made by the Manager mailing the Manager’s check for such amount within 30 days after the end of every calendar quarter to the Owner’s address set out above (or such other address as the Owner may notify the Manager pursuant to section 8.4). Such payment will be accompanied by a written statement prepared by the Manager setting out the Gross Revenue, Adjusted Gross Revenue and Owner’s Net Rental Revenue, and all deductions there from.

3.3 Taxes. The Owner will be responsible for the payment of all applicable taxes, charges, rates and levies payable by the Owner in connection with the Unit or this Agreement, including, without limitation, that payable in connection with the Management Fee. The Owner hereby appoints the Manager as its agent for the purpose of remitting any such taxes to the applicable authorities. The Manager may withhold from the Owner’s Net Rental Revenue and remit to the relevant authority any amount required to be withheld or remitted, withholding tax or any other applicable tax, charge, rate or levy which the Manager is required to withhold or remit.

3.4 Owner/Manager Responsibilities. Schedule A is attached to this Agreement as a convenient summary of the respective responsibilities of the Owner and the Manager for commonly occurring costs. If any specific term of this Agreement conflicts with Schedule A, the specific term will supersede the Schedule.

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3.5 Capital Reserve Fund:

(1)	The Manager will deposit the Capital Reserve Fund in a separate bank account in the name of the Manager together with similar funds collected from the other owners of the Strata Lots, as a reserve for the replacement due to normal wear and tear of in-suite finishings, furnishings, furniture, fixtures and equipment. The funds in such bank account will be held in trust for the owners of the Strata Lots. The Manager will account for the Capital Reserve Fund on a Strata Lot by Strata Lot basis, so that the accumulated amount of the Capital Reserve Fund for the Unit can be determined at any given time. The Capital Reserve Fund will not be used for the purposes of repairs to the Unit contemplated in sections 5.1, 5.2, 5.3, 5.4 or 5.5. The Capital Reserve Fund is the property of any one Strata Lot Owner. Any interest earned on the Capital Reserve Fund shall remain in the bank account and form part of the Capital Reserve Fund.

(2)	The Manager is entitled to require the Owner to pay a lump sum contribution to the Capital Reserve Fund, or to increase the amount of the Capital Reserve Fund set out in subsection 1.1 (b), if:

(a)	the amount in the Capital Reserve Fund at any particular time is insufficient to carry out any replacement in accordance with subsection 3.5 (1); or

(b)	in the reasonable opinion of the Manager, the furniture, fixtures and equipment in the Unit are customized or of such a nature that the cost of replacing them from time to time due to reasonable wear and tear will be higher than the cost of replacing comparable items in other Strata Lots.

The Owner will pay the amount of any such lump sum contribution to the Manager within 30 days after a written demand therefore and in the event the Owner fails to do so, the Manager may deduct the amount from Owner’s Net Rental Income.

ARTICLE 4

COMPENSATION OF MANAGER

4.1 Management Fee. As compensation for the services rendered by the Manager pursuant to this Agreement, the Owner will pay to the Manager a monthly management fee of 50% of the Adjusted Gross Revenue for each month during the Term.

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ARTICLE 5

MANAGER’S OBLIGATIONS

5.1 Manager’s Responsibilities. The Manager will:

CONFIDENTIAL & PROPRIETARY

(a)	use reasonable efforts to rent the Unit during the Term, and will operate, supervise, manage, maintain, control and rent the Unit in a prudent manner;

(b)	annually determine the rate of rental for the Unit, having regard to the seasonal uses of the Strata Lots, the market for the rental of units similar to the Unit and other Strata Lots in the Development and the optimization of the Owner’s revenue.

(c)	collect all rents, fees and other amounts payable in connection with the rental of the Unit, give receipts and acknowledgements therefore, and if reasonable, make abatements and allowances in respect thereof;

(d)	charge the renters of the Unit for all long distance telephone calls made from the Unit by such renters, and remit all amounts collected on behalf of the Owner to the applicable telephone utility;

(e)	give to the renters of the Unit such notices and statements as may be required from time to time;

(f)	provide, at the Manager’s sole cost and expense, for those services customarily provided by managers operating similar rental businesses or operations on terms and conditions similar to those contained in this Agreement (including the Management Fee), including front desk services. In particular, but without limiting the generality of the foregoing, the cost of replacing the items and supplies will be the responsibility of the Manager, provided that the need to replace such items or supplies arises in the normal course of business and not from an extraordinary event or casualty;

(g)	keep or cause to be kept full and adequate books of account and such other reasonable records reflecting the Rental Program Account, Gross Revenue, Adjusted Gross Revenue, Owner’s Net Rental Revenue and all deductions there from, including the Management Fee, and the Manager will permit the Owner and its agents during normal business hours and on reasonable notice, to examine or make extracts of such books and records at the Manager’s office, but such examination will be done at the cost of the Owner and with as little disruption as possible to the day to day operations of the Manager;

(h)	warn off and prohibit and proceed against any person who trespasses upon the Unit or any part of the Unit with the knowledge of the Manager by due process of law as the Manager may deem appropriate, either before or after such warning off or prohibition;

(i)	use reasonable efforts to ensure that the Unit and the use and occupancy thereof comply with all fire and safety codes, rules and requirements of all governmental or regulatory authorities, including the bylaws and applicable rules and regulations of the Strata Corporation, subject at all times to the duties of the Owner as the owner of the Unit and provided that the Manager will not be obligated to advance or utilize any of its own funds in respect of the foregoing;

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(j)	take out and maintain at all times during the Term the following insurance pertaining to the rental business and operations of the Manager:

(i)	comprehensive public liability insurance in an amount of at least $1,000,000 for claims for personal injury, death or property damage arising out of any single occurrence;

(ii)	any innkeeper’s liability, worker’s compensation or other similar insurance as may be required by law; and

(iii)	such other insurance as the Manager may determine to be necessary or desirable from time to time;

(k)	faithfully perform its duties and responsibilities hereunder and otherwise use its best efforts to supervise and direct the rental of the Unit in an efficient and profitable manner consistent with the standard of the Development, it being the intention of the parties that the Manager will have control of and discretion with respect to the rental of the Unit for the purposes permitted herein and the right to determine all operating policies with respect to reasonable standard of operations, quality of services and any other matters affecting the rental of the Unit;

(l)	procure and maintain all such licenses and permits as are necessary in connection with the performance by the Manager of its obligations under this Agreement;

(m)	provide such general administrative, supervisory and management staff and keep in stock such cleaning and other supplies as may from time to time be required to carry out the obligations of the Manager under this Agreement; and

(n)	arrange for a routine maintenance check of the Unit once in each calendar year, which will consist of the routine maintenance services.

5.2 Annual Interior Deep Cleaning.

(a)	Subject to subsection 5.2(b), the Manager will arrange for an interior deep cleaning of the Unit once in each calendar year. In consideration for this service, the Owner will pay to the Manager the Owner’s Annual Interior Deep Cleaning Charge in the amount applicable for the Unit, which will be deducted by the Manager from the Owner’s Net Rental Revenue. The Manager may change the amount of any or all of the charges once per calendar year at the start of the Winter Season upon 60 days written notice to the Owner.

(b)	The Manager reserves the right to arrange for an interior deep cleaning of the Unit twice in a calendar year if the average annual occupancy in the Rental Program exceeds 60% and the Manager determines in its sole discretion that an additional interior deep cleaning of the Unit is necessary given such occupancy levels, in which case the Owner will pay to the Manager an additional Owner’s Annual Interior Deep Cleaning Charge in the amount applicable for the Unit.

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5.3 Damage to Unit. The Manager will notify the Owner promptly of any material damage to the Unit. If the Manager deems the Unit to be unfit for rental for any reason whatsoever at any time during the Term, the Manager will notify the Owner of such condition and take such steps, as directed in writing by the Owner, as are reasonably necessary to remedy such condition, provided that such steps will be taken at the sole cost and expense of the Owner and the Manager will not be obligated to advance or utilize any of its own funds, including the Management Fee or any other amount owing to the Manager pursuant to this Agreement, in respect thereof. Notwithstanding the above, the Manager will be responsible and will pay for the repair of any damage (other than that due to normal wear and tear) to the Unit or the contents thereof, including any thefts that are not covered by insurance policies held by the Strata Corporation, caused by any renter of the Unit pursuant to the Rental Program, by any guest of any renter of the Unit, or by any employee or agent of the Manager. The Manager will pay the insurance deductible when a theft of property of the Owner occurs when either a guest is occupying the Unit or there is no sign of forced entry to the Unit.

5.4 Repairs. The Owner shall be responsible for all maintenance and repairs of the Unit and contents thereof except as otherwise specifically provided for in this Agreement, including without limitation, any structural repair or painting of the Unit. The Owner hereby authorizes the Manager to make or cause to be made at the sole cost and expense of the Owner any minor repairs, including any item requiring attention due to normal wear and tear, provided that the cost of any single repair does not exceed $300.00 and that the total cost of such repairs does not exceed $1,000.00 in a calendar year, and any emergency repairs to the Unit or the contents thereof as the Manager may determine are necessary, and to deduct the cost of such repairs from the Owner’s Net Rental Revenue. The Owner will reimburse the Manager in respect of any amount incurred in connection with such repairs that is not deducted from the Owner’s Net Rental Revenue forthwith upon receipt by the Owner of the Manager’s invoice therefore. Under no circumstances will the Manager be obligated to make or cause to be made any repairs to the Unit or the contents thereof except as set out in section 5.3 or as otherwise specifically provided for in this Agreement. In the event of an emergency or disaster, the Owner authorizes the Manager to provide or contract for services necessary to mitigate additional damage, provided that the Manager provides the Owner with an estimate or estimates of such repair costs. The Owner acknowledges and agrees that the Manager will be entitled to a handling charge for management of the repair effort in the case of repairs necessitated by an emergency or disaster.

5.5 Painting. The Owner hereby authorizes the Manager to paint or cause to be painted the Unit when required due to normal wear and tear, but no more frequently than once every three years, and to deduct the cost of such painting from the Owner’s Net Rental Revenue. The Owner will reimburse the Manager in respect of any amount incurred in connection with such painting that is not deducted from the Owner’s Net Rental Revenue forthwith upon receipt by the Owner of the Manager’s invoice therefore.

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5.6 Complimentary Use of Unit. Except during periods reserved for the Owner use of the Unit pursuant to Article 7 of this Agreement, the Manager will be authorized to grant occupancy of the Unit 7 nights per year on a complimentary basis:

(a)	as an incentive for group bookings;

(b)	to tour operators, travel agents and other travel industry sales and marketing personnel for the purpose of promoting the rental of the Unit; and

(c)	otherwise as is reasonably determined by the Manager in order to enhance the overall revenue earned through rental of the Unit,

but the Unit shall be considered to be rented in accordance with and subject to this Agreement during the period of any such occupancy.

ARTICLE 6

OWNER’S OBLIGATIONS

6.1 Owner’s Responsibilities. The Owner will:

(a)	provide the Manager with keys for the Unit, the entrance to the building in which the Unit is located (as applicable) and any other locked facility in the Unit to which the renters of the Unit will be permitted access (as applicable), and the Owner hereby authorizes the Manager to duplicate any such keys as required by the Manager;

(b)	ensure that the Manager, the Manager’s agents and representatives and the renters of the Unit have full, free and uninterrupted access to the Unit and any parking facility or storage areas applicable to the Unit as contemplated by this Agreement;

(c)	promptly pay when due all amounts owing under any financing of the Unit arranged by the Owner and all real property taxes, telephone and utility charges (provided that the Owner will not be responsible to pay for long distance telephone charges incurred by the renters of the Unit), cablevision charges, monthly maintenance fees and other amounts payable to the Strata Corporation, and all other taxes, rates, levies and assessments in respect of or relating to the Unit, provided that if the Owner fails to do so the Manager is hereby irrevocably authorized (but not obligated) to deduct any such amounts from the Owner’s Net Rental Revenue and pay it to the applicable party;

(d)	not permit any lien, charge or encumbrance to be filed against title to the Unit except in connection with the Owner’s financing thereof;

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(e)	ensure that the Unit is serviced with water, sewer, electricity, telephone, propane and cablevision at all times during the Term;

(f)	take out, maintain and provide Management Company with proof of insurance for all times during the Term the following insurance pertaining to the Unit:

(i)	comprehensive public liability insurance in the amount of at least $1,000,000 for claims for personal injury, death or property damage arising out of any single occurrence;

(ii)	content insurance with respect to the Owner’s property within the Unit; and

(iii)	such other insurance as may be reasonably required by the Manager from time to time;

(g)	during any period that the Unit is being rented pursuant to this Agreement, remove from the Unit or store within the Unit in a locked container or storage area all of the Owner’s personal items and effects;

(h)	indemnify and save the Manager harmless from any claim, damage and cost incurred by the Manager in connection with the management of the Unit and to carry, at the expense of the Owner, adequate insurance to protect the Manager against any such claim, damage and cost in the same manner and to the same extent as the Owner naming the Manager as one of the insured; and

(i)	not charge the Manager or hold it responsible for any liability for any error of judgment or for any mistake of fact or law or for anything which it may do or refrain from doing in connection with this Agreement except in case of negligence or willful misconduct.

6.2 Furniture, Fixtures and Equipment. The Owner will furnish, maintain and equip the Unit and keep it furnished, maintained and equipped as a high-quality rental unit to a standard befitting the Development and comparable to that maintained in other Strata Lots within the Development which are similar to the Unit and in a rental program similar to the Rental Program. The Owner hereby acknowledges and agrees that it is a condition of the Owner participating in the Rental Program that the Unit be furnished and equipped with the standard furniture and equipment package (or one of the furniture and equipment packages) offered by the developer of the Development in connection with the sale of the Unit, and the Owner further acknowledges and agrees not to alter the bed configuration of any such furniture and equipment package. Without limiting the generality of the foregoing, the Owner will be solely responsible for the cost of repairing, maintaining or replacing any item of furniture, fixtures, equipment and supplies as necessary to maintain the Unit in a first-class, occupiable condition to the satisfaction of the Manager. The Owner will also be solely responsible for all repairs, maintenance, restoration, redecorating and other expenses arising as the result of the rental or use of the Unit including normal wear and tear. For the purposes of this Agreement, “normal wear and tear” costs will include upkeep and maintenance expenditures necessitated due to the use of the Unit for short term vacation use in the manner contemplated in this Agreement, the Owner acknowledging that “normal wear and tear” upkeep and maintenance expenditures resulting from such rental occupancy of the Unit will exceed the “normal wear and tear” upkeep and maintenance expenditures which would be incurred by the Owner if the Unit was utilized solely for residential purposes or the Owner’s personal use.

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6.3 Owner’s Authorizations. The Owner hereby authorizes the Manager to take any and all such steps as are reasonably necessary or desirable to enable the Manager to perform efficiently its functions and duties under this Agreement including, without limitation, depositing and withdrawing funds from the Rental Program Account as set out herein and performing the Manager’s obligations set out in Article 5, and the Owner hereby appoints the Manager to be the attorney of the Owner to execute all necessary instruments and documents of whatsoever kind or nature and to take or cause to be taken all such steps, actions or proceedings, in the name of and on behalf of the Owner, as fully and effectually in every respect as the Owner itself could do in respect of the matters herein contained, including the right to institute or defend legal proceedings in respect of the same, in relation to which the Owner hereby covenants and agrees to provide the Manager with all documents and instruments of whatsoever nature reasonably required by the Manager and to cooperate with the Manager in instituting or defending legal proceedings as aforesaid, provided that the Manager will not be obligated to institute or defend any such legal proceedings and that such legal proceedings will be undertaken at the sole cost and expense of the Owner. The authority of the Manager to litigate on behalf of the Owner should be restricted to collecting revenues. All other related matters require the Owner’s consent.

6.4 Sale of the Unit. The Owner and the Manager agree as follows:

(a)	in the event the Owner wishes to sell, lease or otherwise directly or indirectly dispose of the Unit, the Owner will notify the Manager in writing forthwith prior to selling, leasing or otherwise disposing of the Unit;

(b)	the Owner will forthwith notify any proposed purchaser or lessee of the Unit of:

(i)	the existence and substance of this Agreement; and

(ii)	the fact that the ownership and use of the Unit is subject to the rights of renters pursuant to the Rental Program;

(c)	the Owner will not directly or indirectly sell, lease or otherwise dispose of the Unit unless prior to the completion of such transaction, the proposed purchaser or lessee:

(i)	covenants in writing to the Manager and any other person the Manager may determine, in a form reasonably required by the Manager, to be bound by the rental bookings of the Unit made by the Manager pursuant to this Agreement, and that the Manager will be entitled to receive the Management Fee and any other amount owing hereunder in respect of all future rental bookings of the Unit in existence as of the date of the completion of such transaction; and

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(ii)	such purchaser enters into a new agreement with the Manager on the same terms and conditions as this Agreement, such new agreement to take effect as of the date of completion of such transaction;

(d)	the Owner and the proposed purchaser or lessee may jointly in writing direct the Manager not to make any further rental bookings of the Unit pursuant to this Agreement;

(e)	the Manager will provide any prospective purchaser of the Unit with details in respect of the rental bookings of the Unit pursuant to this Agreement upon the written request of the Owner;

(f)	the Manager will not be required to make any adjustments as between the Owner and any purchaser of the Unit, and the Manager will be deemed to have fully discharged its obligations hereunder if the Manager pays the Owner’s Net Rental Revenue for the month in which the sale of the Unit completes to or to the order of the person who was, according to the records of the Manager, the registered owner of the Unit on the first day of that month; and

(g)	this Agreement will be deemed to be terminated after the completion of the sale, if the Unit and the full satisfaction by the parties of their obligations under this Agreement, including this Article 6.

(h)	The Manager agrees that the Owner may assign this Agreement to a subsidiary, and the Manager consents to such assignment.

ARTICLE 7

USE OF UNIT BY OWNER

7.1 Booking by Owner. If at any time during the Term the Owner wishes to use the Unit for his or her own purposes, the Owner will notify the Manager of the days the Owner wishes to use the Unit at least six months prior to the commencement of each Season in which the Owner wishes to use the Unit, and the Owner will be entitled to use the Unit on such days. The Owner will otherwise be bound by the rental bookings of the Unit made by the Manager pursuant to this Agreement and the Rental Program. The Owner will not be required to pay any rent, fees or surcharges for the use of the Unit on such days except for the Owner’s Departure Cleaning Charge described in section 7.3.

7.2 Change in Use. The Owner will forthwith notify the Manager in writing if the Owner determines or discovers at any time that the Owner will not use the Unit on any of the dates for which the Owner gave notice pursuant to section 7.1, and the Manager may then rent out the Unit on such dates. If the Owner wishes to use the Unit on a date or dates for which the Owner has not given notice pursuant to section 7.1, the Owner may make written application to the Manager requesting the use of the Unit. The Manager shall, subject to any rental bookings of the Unit pursuant to the Rental Program, permit the Owner to use the Unit on such dates under the terms set out in section 7.1.

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7.3 Owner’s Departure Cleaning Charge. At the end of a period of Owner use of the Unit (including a single day stay), the Owner will pay the Manager a fee in the amount applicable for the Unit, which is intended to cover the cost of a full clean of the Unit on departure, which will include the departure cleaning services. The Manager may change the amount of the Owner’s Departure Cleaning Charge once per calendar year at the start of the Winter Season upon 60 days notice to the Owner. The Manager may deduct the applicable Owner’s Departure Cleaning Charge from the Owner’s Net Rental Revenue. If the Owner requests the Manager to provide special housekeeping services during the period of Owner use (over and above departure cleaning services), the Owner will pay the Manager the applicable fee set by the Manager from time to time in respect thereof in addition to the Owner’s Departure Cleaning Charge.

7.4 Vacating Unit. The Owner will leave the Unit in a reasonably neat and tidy condition following the Owner’s use thereof. The Owner will vacate the Unit by 12:00 noon on the day following the last evening of the Owner’s use thereof.

7.5 Use by Owner. Any use of the Unit by the Owner pursuant to this Article 7 will be strictly for the private purposes of the Owner or the Owner’s non-paying guests, who will be subject to all the rights and obligations of the Owner under this Article 7. Under no circumstances will the Owner during the Term directly or indirectly charge rent or accept any form of consideration for the use of the Unit except in accordance with the Rental Program and this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Cooperation. The parties will at all times during the Term act in good faith, cooperate and act reasonably in respect of all matters within the scope of this Agreement.

8.2 Approval by the Owner. Whenever any matter pursuant to or arising out of this Agreement is left to the discretion or approval or disapproval of the Owner, the Owner will notify the Manager of his or her decision promptly. In the absence of a notification from the Owner within seven days after notice has been given to the Owner by the Manager of such a matter arising, the Manager will be entitled (but not obligated) to make such decision on behalf of the Owner. The Manager will not be responsible for any decisions so made or for the failure of the Manager to make any such decision provided that the Manager has acted in good faith.

8.3 Relationship. This Agreement is not a lease, partnership or joint venture agreement and nothing contained herein will constitute the parties landlord and tenant, partners or joint ventures.

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8.4 Notices. Any payment, demand or notice in connection with this Agreement will be delivered, telecopied or sent by postage prepaid mail and addressed to the parties at their addresses first above written, or at such other address as either party may specify in writing to the other in the manner set forth in this section 8.4. The time of giving and receiving any such notice will be deemed to be on the day of delivery or transmittal if delivered or sent by telecopy, or on the sixth business day after the day of mailing thereof if sent by mail. In the event of any disruption of mail services, all notices will be delivered or sent by telecopy rather than mailed.

8.5 No Waiver. No failure or delay on the part of either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.6 Applicable Laws. This Agreement will be governed by and construed according to the laws in Belize.

8.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties and will not be modified or amended except by an instrument in writing signed by each of the parties.

8.8 Non-Limiting. The word “including”, when following any general statement, will be construed to refer to all other things that could reasonably fall within the scope of such general statement, whether or not non-limiting language (such as “without limitation”) is used with reference thereto.

8.9 Gender and Number. Words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

8.10 Joint and Several. If the Owner is more than one person, all of the covenants and liabilities of the Owner are joint and several.

8.11 Enurement. This Agreement will enure to the benefit of and be binding upon the heirs, executors, legal representatives, successors and permitted assigns of the parties.

8.12 Execution by Telecopy. The Agreement may be executed by the parties and transmitted by telecopy and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

8.13 Prior Agreement. This Agreement supersedes and takes the place of all prior agreements entered into by the parties relating to the subject matter hereof.

8.14 Schedule(s). The Schedule(s) attached hereto form an integral part of and are hereby incorporated into this Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

BY THE MANAGER:	BY THE OWNER:
Awaysis Capital, Inc.

By:	By:

Name:

Title:

Printed Name:

Witness:

Printed Name:

Witness:

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SCHEDULE A

	Manager	Owner	Strata

Advertising & promotion	X
Bank charges	X
Booking commission (1)		X
Brochure	X
Business license	X
Cable TV		X
Cleaning supplies	X
Clerical & accounting	X
Computer costs	X
Credit Card Commission (1)		X
Front desk & reservations staff	X
Furniture and appliance replacement		X
Guest supplies	X
Insurance - contents, rental interruption		X
Insurance - liability	X	X
Kitchen utensils and dishware		X
Laundry	X
Linen and bedding supply		X
Linen replacement	X
Manager’s telephone reservation line	X
Normal wear and tear		X
Office equipment	X
Owner’s Annual Interior Deep Cleaning Charge (2)		X
Owner’s Annual Small Appliances Charge (2)		X
Owner’s Departure Cleaning Charge (2)		X
Owner’s monthly statements	X
Small Appliances Replacement		X
Photocopying	X
Property taxes		X
Renter damage		X
Reservation System/Affiliation fee (if applicable) (1)		X
Stationary & office supplies, postage	X
Strata fees		X
Telephone Fee (2)		X
Utilities		X
Unit Telephone		X

(1)	Deducted from Gross Revenue

(2)	Deducted from Owner’s Net Rental Revenue

15